Exhibit 99.3

PROXY

QUATECH, INC.

5675 Hudson Industrial Parkway

Hudson, Ohio 44236

PROXY FOR THE SPECIAL MEETING OF THE SHAREHOLDERS TO BE HELD ON FEBRUARY 23, 2006

THIS PROXY IS SOLICITED ON BEHALF OF

THE BOARD OF DIRECTORS OF QUATECH

The undersigned hereby appoints Steven D. Runkel and Jeffrey L. Kristofeld, and each of them, the attorneys, agents and proxies of the undersigned, with full powers of substitution to each, to attend and act as proxy or proxies of the undersigned at the Special Meeting of Shareholders of QuaTech, Inc. to be held at QuaTech’s headquarters located at 5675 Hudson Industrial Parkway, Hudson, Ohio at 10:00 a.m. Eastern Standard Time on February 23, 2006, and at any and all adjournments thereof, and to vote as specified herein the number of shares which the undersigned, if personally present, would be entitled to vote.

PROPOSAL

1.	To authorize and approve the Agreement and Plan of Reorganization dated as of April 26, 2005, as amended by the First, Second and Third Amendments to Agreement and Plan of Reorganization dated August 5, 2005, October 20, 2005 and December 12, 2005, respectively, among QuaTech, Inc., DPAC Technologies Corp. and DPAC Acquisition Sub, Inc. and the Merger contemplated therein.

☐ FOR	☐ AGAINST	☐ ABSTAIN

The Board of Directors of QuaTech, Inc. recommends a vote “for” this proposal

PLEASE MARK, SIGN and DATE this proxy card below. Unless otherwise specified in the squares on this proxy card, the appointed proxies shall vote for the listed proposal.

Signature	Signature if jointly held

Dated:	Dated: